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                         INTER-SERIES TRANSFER AGREEMENT
                   RESTATED INVESTMENT SUB-ADVISORY AGREEMENT

     This Inter-Series Transfer Agreement by and between Vantage Investment Advisers ("VIA") and Delaware Management Company ("DMC"), both of which are a separate series of Delaware Management Business Trust ("DMBT") shall be effective as of May 1, 2002.

                                    RECITALS:

     WHEREAS, DMBT is a multi-series business trust registered with the Securities and Exchange Commission as an investment adviser;

     WHEREAS, both VIA and DMC are series of DMBT;

     WHEREAS, VIA intends to transfer its obligations under the Restated Investment Sub-Advisory Agreement dated January 1, 2001 (the "Agreement") between VIA and The Lincoln National Life Insurance Company ("Lincoln Life") relating to Lincoln National Variable Annuity Fund A (the "Fund") to DMC effective May 1, 2002;

     WHEREAS, this transfer does not result in a transfer of the Agreement from one registered investment adviser to another, or a change of control or management, and thus does not constitute an "assignment" of the Agreement under the Investment Company Act of 1940, as amended; and

     WHEREAS, the described transfer of advisory obligations from VIA to DMC was approved by the Board of Managers of the Fund;

     NOW, THEREFORE, the parties hereto agree as follows:

1. The Agreement previously in effect between VIA and Lincoln Life is hereby transferred to DMC, and all references to VIA shall be replaced with references to DMC.

2. DMC agrees to perform and be bound by and assumes all of the terms of the Agreement and the obligations and duties of VIA thereunder.

3. The Agreement shall continue in full force and effect as set forth therein for the remainder of its term.

     IN WITNESS WHEREOF, the undersigned have executed this Inter-Series Transfer Agreement as of the date set forth above.

VANTAGE INVESTMENT ADVISERS,                 DELAWARE MANAGEMENT
a series of Delaware Management              COMPANY, a series of Delaware
Business Trust                               Management Business Trust

By:    /s/ Jude T. Driscoll                  By:    /s/ David K. Downes
   --------------------------------             --------------------------------
Name:  Jude T. Driscoll                      Name:  David K. Downes
Title: Executive Vice President /            Title: President
       Head of Fixed Income

ACKNOWLEDGED:

LINCOLN NATIONAL VARIABLE
ANNUITY FUND A

By:    /s/ Kelly D. Clevenger
   --------------------------------
Name:  Kelly D. Clevenger
Title: Chairman